Exhibit 99.VOTEADV

thinkorswim ADVISERS, INC.
PROXY POLICY

I.	INTRODUCTION

thinkorswim Advisers, Inc. (“Adviser”) has adopted and implemented policies and procedures that it believes best serve the interests of its clients. These policies and procedures are designed to ensure that proxies are voted in the best interest of clients, in accordance with Adviser’s fiduciary duties as an investment adviser and U.S. Securities and Exchange Commission (“SEC”) Rule 206(4)-6 under the Investment Advisers Act of 1940. In addition to SEC requirements governing advisers, Adviser’s proxy voting policies reflect the long-standing fiduciary standards and responsibilities for ERISA accounts set out in Department of Labor Bulletin 94-2, 29 C.F.R. 2509.94-2 (July 29, 1994), which states that an investment adviser’s primary responsibility as a fiduciary is to vote proxies in the best interest of its clients

In those cases where Adviser has the authority to vote client proxies, Adviser’s authority is established by its advisory contracts. Adviser’s proxy voting guidelines have been tailored to reflect these specific contractual obligations.

As an investment adviser, Adviser is primarily concerned with maximizing the value of its clients’ investment portfolios. Adviser normally votes in support of company management, but votes against proposals that Adviser believes would negatively impact the long-term value of its clients’ shares of a company. In those instances in which Adviser has been given full discretion with regard to proxies, Adviser has voted and will continue to vote based on its principle of maximizing shareholder value, as described below.

II.	STATEMENT OF POLICIES AND PROCEDURES

A.	Client’s Best Interests

Adviser invests on behalf of its clients only for the purpose of maximizing our clients’ long-term economic returns, and not for the purpose of influencing the management or affecting the control of companies. Moreover, Adviser believes that its role is not to use companies to achieve political and social goals but to maximize shareholder value. (The political process is the place for achieving political and social goals, and it encourages full participation in the political process.) Therefore, Adviser’s primary responsibility in voting on matters presented to the shareholders of companies contained in its clients’ portfolios is to protect and enhance the economic interests of Adviser’s clients and therefore the economic interests of the companies in which Adviser’s clients own shares.

Adviser’s proxy voting procedures are designed and implemented in a way that Adviser believes is reasonably to ensure that proxy matters are conducted in the best interests of its clients.

B.	Case-by-Case Basis

The guidelines are only guidelines and each vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligation under our advisory agreements, and all other relevant facts and circumstances at the time of the vote.

C.	Limitations

1.	No Responsibility

Certain agreements to which Adviser is a party state that Adviser will not take any action, or render any advice, with respect to the voting of portfolio securities. In those cases the relevant custodians are instruct to mail proxy materials directly to clients.

2.	Limited Value

Adviser may abstain from voting a client proxy if Adviser concludes that the effect on shareholders’ economic interest or the value of the portfolio holding is insignificant. For example, Adviser will not vote proxies and will inform the client that it is not voting proxies where (1) the holdings of all Adviser clients in the aggregate are small, and the matter is not one covered by the guidelines set forth below; (2) the outcome of the vote is a foregone conclusion based on the commitments of other shareholders; or (3) the underlying shares are in the process of being sold and a vote would not effect the clients’ long-term interests.

3.	Unjustifiable Costs

Generally, Adviser will abstain from voting client proxies with respect to non-U.S. securities because of the difficulty of making an informed decision with respect to such securities. However, after weighing the costs and benefits of voting proxy proposals relating to foreign securities, Adviser will make a decision with respect to whether voting a given proxy proposal is prudent and solely in the interests of the clients and their beneficiaries, if relevant. Adviser’s decision will take into account the effect that the clients’ votes, either by itself or together with other votes, is expected to have on the value of the clients’ investment and whether this expected effect would outweigh the costs of voting.

D.	ERISA Accounts

Adviser acknowledges that with respect to the voting of securities of accounts governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Adviser has a duty of loyalty, prudence and compliance with the ERISA plan documents as well as a duty to avoid prohibited transactions. Adviser may deem it appropriate to engage in active monitoring and communications with an issuer with respect to its ERISA accounts where the account has either a long-term or relatively illiquid investment in the issuer.

E.	Client Direction

Notwithstanding its proxy voting policy, Adviser will vote any client security as the client directs if Adviser receives such direction in writing from the client in a timely fashion.

F.	Basis for Formulation

Adviser generally begins its research with respect to the voting of proxies with respect to client securities by a review of the proxy statement and Adviser’s general knowledge of the issuer that Adviser used to decide to invest in the issuer and/or to decide to retain such issuer in a client’s portfolio. With respect to issues that a review of the proxy statement reveals will require additional information to make an informed decision, the Proxy Officer may consult business periodicals, other sources of investment information, outside consultants and/or outside proxy voting services.

III.	PROXY DECISION-MAKING PROCESS

All proxies are reviewed by Adviser’s designated Proxy Officer. The Proxy Officer votes the proxies according to these guidelines and consults the Proxy Policy Committee regarding issues not clearly covered by these guidelines. The Proxy Policy Committee (consisting of the current Proxy Officer, Robert Stapleton, and at least one other of the Adviser’s investment managers) reviews these guidelines and issues not clearly covered by these guidelines and decides on an appropriate policy.

The Proxy Officer is also responsible for insuring that proxies are voted in a timely manner.

IV.	PROXY VOTING POLICY REGARDING COMMON PROXY ISSUES

PLEASE NOTE:   The examples below are provided to give a general indication as to how Adviser will vote proxies on certain issues. These examples do not address all potential voting issues or the intricacies that may surround individual proxy votes, and for that reason, actual proxy votes may differ from the guidelines presented here.

A.	Routine Business

1.	Approval of Auditors (unless a change is not satisfactorily explained) and Compensation in Line with Prevailing Practice.

2.	Change Date and Place of Annual Meeting (if not associated with a takeover).

3.	Change in Company Name.

Adviser considers the reputation, experience, and competence of a company’s management and board of directors when it researches and evaluates the merits of investing in a particular security. In general, Adviser has confidence in the abilities and motives of the board of directors and management of the companies in which Adviser invests and typically will vote in accordance with them on the above issues.

B.	Capitalization/Reorganization

1.	Issuance of Securities to Meet Ongoing Corporate Needs.

2.	Approve Stock Split.

3.	Share Repurchase Authorization.

Adviser considers the reputation, experience, and competence of a company’s management and board of directors when it researches and evaluates the merits of investing in a particular security. In general, Adviser has confidence in the abilities and motives of the board of directors and management of the companies in which Adviser invests and typically will vote in accordance with them on the above issues.

4.	Issuance of Blank Check Preferred.

Adviser supports management’s ability to raise capital to meet ongoing business needs. However, the ability to issue large blocks of securities for any purpose without shareholder approval can be detrimental to shareholder value. A company can issue and place large blocks of stock in “friendly” hands to thwart or deter an unwanted takeover. Adviser typically supports provisions where a company expressly states that the securities would not be used as a takeover defense nor carry special voting rights.

5.	Reincorporation.

Adviser generally supports management’s decision to reincorporate in another state for reasons other than to prevent takeover attempts.

C.	Management Compensation

1.	Executive Compensation, Stock Option, and Savings Plans that are Generally in Line with Prevailing Practice.

Adviser typically supports measures which enable companies to attract and retain key employees and members of the board of directors. Adviser reviews each compensation plan to see if it is consistent with prevailing practice and does not overly dilute shareholder value. In particular, Adviser will generally vote against stock option plans that authorize (i) more than 10% of the company’s stock to be received through the award of stock options, and (ii) the award of options if the exercise price is less than the share’s fair market value and the options do not carry appropriate performance-based requirements. Adviser favors plans which reward long-term performance and align management and shareholders’ interests.

2.	Golden Parachutes.

Provisions for “golden parachutes” are evaluated on a case-by-case basis. Adviser would generally support golden parachutes where it believes that they would enable the company to attract and retain key executives. However, Adviser would normally vote against golden parachutes where the payment is particularly onerous and, therefore, deters a takeover, and/or does not align management’s interests with those of the shareholders.

D.	Board of Directors Related

1.	Election of Directors in Uncontested Elections.

2.	Indemnification of Officers and Directors in Line with Prevailing Practice.

Adviser considers the reputation, experience, and competence of a company’s management and board of directors when it researches and evaluates the merits of investing in a particular security. In general, Adviser has confidence in the abilities and motives of the board of directors and management of the companies in which Adviser invests and typically will vote in accordance with them on the above issues.

3.	Board of Directors Structure.

There is no optimal size or composition of inside and outside directors that fits every company. Adviser considers the composition, reputation and experience of a company’s board of directors in the process of reviewing the merits of investing in a particular company’s shares. Adviser prefers that the number of directors be fixed and cannot be altered without shareholder approval, allowing management to increase or decrease the size of the board of directors can be used as an anti-takeover defense. Adviser also prefers that outside directors serve on key board committees.

4.	Directors’ Term in Office / Length of Service / Mandatory Retirement Age.

Adviser believes that any restrictions on a director’s tenure, such as a mandatory retirement age or length of service limits, could harm shareholder interests by forcing experienced and knowledgeable directors off the board of directors.

5.	Shareholders’ Ability to Remove and Approve Directors.

Adviser believes that fair and democratic access to the board of directors is an important factor in increasing the accountability of the board of directors to shareholders. Thus, Adviser would support proposals whereby nominations of directors by a stockholder would be included in the proxy statement and ballot. Adviser would vote against proposals restricting the shareholders’ ability to remove a director, as it could serve to entrench management. Adviser does not support proposals giving continuing directors the right to fill vacant board seats without shareholder approval.

6.	Classified Board of Directors / Annual Elections.

Adviser does not support classified board of directors because this makes a change in board control more difficult to effect, and hence may reduce the accountability of the board of directors to shareholders.

7.	Cumulative Voting.

Adviser takes the position that significant minority shareholders should have the opportunity to be represented on the board of directors. Such representation is made possible by a policy supporting cumulative voting.

8.	Directors Required to Own Specified Amount of Company Stock.

Adviser typically does not support proposals requiring directors to own a specific amount of a company’s shares, as it could prove onerous to qualified individuals who could otherwise contribute significantly to the company.

9.	Include Shareholders’ Nominations of Directors in Proxy.

Adviser supports including shareholders’ nominations of directors in the proxy statement and ballot as it serves to increase the accountability of the board of directors to shareholders. Adviser believes that fair and democratic access to the board of directors is an important part of increasing accountability.

10.	Retirement Benefits for Non-Employee Directors.

Adviser typically does not support shareholder proposals which seek to eliminate retirement benefits for non-employee directors. Adviser believes such proposals could hinder companies from attracting and retaining qualified board members.

11.	Director Compensation.

Adviser typically does not support shareholder proposals which seek to pay directors partially or solely in stock. Adviser believes that the Compensation Committee or full board of directors is best qualified to design compensation packages which will attract, motivate and retain capable directors.

E.	Anti-Takeover/Business Combinations

Generally, Adviser does not support those provisions which Adviser believes negatively impact the value of the shares by deterring an unwanted tender or takeover offer. Toward that end, Adviser generally supports the right of shareholders to vote on issues pertaining to business combinations, restructurings, and changes in capitalization. Adviser does, however, support those policies that grant management time in which to respond to an unsolicited offer and which discourage two-tier offers.

1.	Opt Out of State Law Business Combination Provisions.

Adviser generally supports shareholder proposals to “opt-out” of certain state laws designed to deter unwanted takeovers. The corporation can continue to receive the many benefits of incorporation in a particular state, while the “opt-out” removes anti-takeover provisions that may detract from shareholder value.

2.	Fair Price.

While Adviser would support a Fair Price provision concerned only with preventing two-tier offers, many also give the board of directors sole discretion in determining the “fair price” of its securities. This determination can be overridden only by a supermajority vote of the shareholders. Adviser believes that this is in conflict with Adviser’s policy of preserving shareholder value.

3.	Supermajority.

Adviser does not support supermajority voting provisions. By vesting a minority with veto power over shareholder decisions, a supermajority provision could deter tender offers and hence adversely affect shareholder value.

4.	Shareholder Rights Proposals / Poison Pills.

Generally, Adviser supports management’s decision to implement shareholder’s rights programs because they do not seem to deter or prevent takeovers, but instead provide the board of directors time to pursue alternatives often resulting in better value for shareholders.

5.	Greenmail.

Adviser does not support the payment of “greenmail”, the situation in which a potential bidder is paid a premium as a condition of not pursuing a takeover of or restructuring of the company, since one shareholder profits at the expense of the others.

F.	Shareholders Rights

1.	Confidential Voting.

Since there exists the possibility that certain shareholders may be subject to undue pressure to vote in favor of management, Adviser believes that the voting process is better served by confidentiality.

2.	Right to Call Meetings.

Adviser generally opposes proposals seeking to limit the ability of shareholders to call special meetings and vote on issues outside of the company’s annual meeting. Limiting the forum in which shareholders are able to vote on proposals could adversely affect shareholder value.

3.	Shareholder Action by Written Consent.

Adviser supports the right of shareholders to take action by written consent because it facilitates broader corporate governance.

4.	Supermajority.

Adviser does not support supermajority voting provisions with respect to corporate governance issues. By vesting a minority with veto power over shareholder decisions, a supermajority provision could deter tender offers and hence adversely affect shareholder value.

5.	Omission of “Irrelevant” Proxy Issues

Adviser has made it a policy not to get involved in determining what is appropriate for a company to include or exclude in its proxy statements, as there are very specific rules laid out by the SEC governing this issue. Adviser considers the proxy process to be a very important part of corporate governance, and would consider any effort to limit this shareholder forum as an effort to reduce the accountability of management. Adviser defers to the SEC rules on this matter.

G.	Social Issues

1.	Ireland/MacBride Principles.
2.	Animal Testing.
3.	Nuclear Power/Waste Disposal.
4.	Environment/CERES Principles.
5.	Israel/Palestine.
6.	China.
7.	Sale of Tobacco.
8.	Sales of Firearms.
9.	Mexico/Maquiladora.
10.	Myanmar.
11.	Debt to Certain Nations.
12.	Reproductive Rights.

Adviser generally supports management’s decisions regarding the company’s day-to-day business operations. Adviser is focused on maximizing long-term shareholder value and will typically vote against shareholder proposals regarding social/human rights, economic, and health/environmental issues unless there is a demonstrable economic impact on the corporation. However, certain clients may have an overriding view on various social issues. Such clients may advise Adviser that they desire that their shares be voted in a specified manner on social issues. Adviser will vote such clients’ shares as the client directs.

V.	CONFLICTS OF INTEREST

Adviser is sensitive to conflicts of interest that may arise in the proxy decision making process. For example, conflicts of interest may arise when: (i) proxy votes regarding non-routine matters are solicited by an issuer who has an account relationship with Adviser, or one of the executives of such issuer has an account relationship with Adviser; (ii) a proponent of a proxy proposal has a business relationship with Adviser (e.g., an employee group for which Adviser manages money); (iii) Adviser has business relationships with participants in proxy contests, corporate directors or director candidates; or (iv) a Adviser employee has a personal interest in the outcome of a particular matter before shareholders (e.g., a Adviser executive has a relative who serves as a director of a company). Adviser is committed to resolving all such and similar conflicts in its clients’ collective best interest, Adviser has developed this Proxy Voting Policy to serve the collective best interests of its clients, and accordingly, will generally vote pursuant to this Proxy Voting Policy when conflicts of interest arise.

When there are proxy voting proposals that give rise to conflicts of interest and that are not addressed by this Proxy Voting Policy, the Proxy Policy Committee without the person or persons who have a conflict of interest will make the determination on how the shares owned by Adviser clients are to be voted on such matters. If the conflict is with the interests of Adviser as a firm, Adviser may consult with an independent consultant or outside counsel to resolve material conflicts of interest. Possible resolutions of such conflicts may include: (i) voting in accordance with the guidance of an independent consultant or outside counsel; (ii) voting in proportion to other shareholders; or (iii) voting in other ways that are consistent with Adviser’s obligation to vote in its clients’ collective best interest.

When a conflict exists, the Proxy Officer shall be responsible for documenting the rational and procedures by which a proxy was voted.

VI.	HOW TO OBTAIN THE ADVISER PROXY VOTING RECORD

        Information regarding how Adviser voted proxies on or after August 6, 2003 with respect to portfolio securities of accounts managed by Adviser and for which Adviser has proxy voting responsibility or for the requesting client’s account, if Adviser has proxy voting responsibility with respect to such client’s portfolio securities, may be obtained by contacting the Proxy Officer at(248) 647-1780.

July 22, 2003